Exhibit 99.1

TOR Minerals Announces Fourth Quarter 2005 Financial Results

   CORPUS CHRISTI, Texas, March 1, 2006 TOR Minerals International (Nasdaq:TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced its financial results for the year ended December 31, 2005.  The Company reported net income available to shareholders of $423,000, or $0.05 per share, versus $1,048,000, or $0.13 per share during 2004.  Net sales for 2005 were $32,669,000 versus $30,476,000 reported for 2004.

For the quarter ended December 31, 2005, the Company reported essentially breakeven results, on net sales of $10,085,000.  This compares with net income available to shareholders of $185,000 or $0.02 per share, on net sales of $8,642,000 for the quarter ended December 31, 2004.

Fourth quarter revenue grew 16% year-over-year due to increased volumes and pricing in both the HITOX and specialty alumina businesses.  Synthetic rutile sales, which were approximately 20% of fourth quarter revenue, were flat compared the same period in 2004.  Profitability during the fourth quarter of 2005 was negatively impacted by difficulties with the new HITOX manufacturing process.  While the Corpus Christi plant worked its way through these manufacturing difficulties by the end of 2005, it required significant labor and maintenance expense and significant quantities of HITOX to be produced on the Company's natural gas consuming system, all of which negatively impacted profitability during the fourth quarter of 2005.  Income tax expense increased during the fourth quarter, reflecting a greater contribution of profits from foreign subsidiaries.

Mr. Richard Bowers, President and Chief Executive Officer, commented, "2005 was a challenging year due to both internal and external factors.  While we are disappointed with the financial results, we are working hard to make 2006 a better year.   We have resolved the manufacturing issues that we encountered with the new HITOX production process and almost all of current HITOX production has shifted to our new process.  We expect to receive significant cost savings from this new process going forward.  In addition, we have shipped our first commercial orders for HITOX SF during the fourth quarter of 2005 and the order rates are growing each month.  Mr. Bowers continued, "We have taken the appropriate steps to rationalize our operations in the Netherlands to meet the anticipated level of business for our alumina products and intensified our efforts to pursue existing and new applications and customers to fill excess capacity at our Netherlands plant."

As previously stated, the Company expects cash flow from operations and liquidity to be positive in 2006.

TOR Minerals will host a conference call at 4 p.m. Central Time on March 1 to further discuss fourth quarter and annual results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051

Tables Follow

1  of  3

TOR Minerals International, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
NET SALES	$10,085	$8,642	$32,669	$30,476
Cost of sales	8,521	6,995	26,318	23,911
GROSS MARGIN	1,564	1,647	6,351	6,565
Technical services and research and development	72	153	376	453
General, administrative and selling expenses	1,140	1,186	4,506	4,567
(Gain) loss on disposal of assets	-	-	(12)	55
OPERATING INCOME (LOSS)	352	308	1,481	1,490
OTHER INCOME (EXPENSE):
Interest expense, net	(123)	(73)	(402)	(228)
Other, net	(12)	1	(125)	25
INCOME (LOSS) BEFORE INCOME TAX	217	236	954	1,287
Income tax expense	204	36	471	183
NET INCOME (LOSS)	$13	$200	$483	$1,104
Less: Preferred Stock Dividends	15	15	60	56
Income (Loss) Available to Common Shareholders	$(2)	$185	$423	$1,048
Income (loss) per common shareholder:
Basic	$(0.00)	$0.02	$0.05	$0.14
Diluted	$(0.00)	$0.02	$0.05	$0.13

Weighted average common shares and equivalents outstanding:
Basic	7,825	7,782	7,812	7,735
Diluted	7,825	8,071	8,129	8,034

2  of  3

TOR Minerals International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31,	December 31,
	2005	2004
ASSETS
Current Assets	$12,725	$12,446
Property, plant and equipment, net	19,535	18,988
Goodwill, net	1,729	1,981
Other assets	46	219
Total Assets	$34,035	$33,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$5,095	$6,911
Long-term debt, excluding current maturities	5,460	3,731
Deferred tax liability	528	279
Total Liabilities	11,083	10,921
Shareholders' equity	22,952	22,713
Total Liabilities & Shareholders' Equity	$34,035	$33,634

3  of  3